LEVEL 3


                            MASTER SERVICE AGREEMENT

This Master Service  Agreement (this  "Agreement") is entered into this 21st day
of April 2003  ("Effective   Date")  by  and  between  LEVEL  3
COMMUNICATIONS, LLC ("Level 3") and eACCELERATION CORPORATION ("Customer").


                             ARTICLE 1. DEFINITIONS

1.1 "Affiliate" shall mean an entity that now or in the future, directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the foregoing, "control" shall mean the ownership of (i) greater than fifty percent (50%) of the voting power to elect the directors of the company, or (ii) greater than fifty percent (50%) of the ownership interest in the company.

1.2 "Connection Notice" shall mean a written notice from Level 3 that the Service ordered has been installed by Level 3 pursuant to the Customer Order, and has been tested and is functioning properly.

1.3 "Customer Commit Date" shall mean the date that Service will be available to Customer, as set forth in the Customer Welcome Letter or such other written notice from Level 3 to Customer.

1.4 "Customer Order" shall mean a request for Service submitted by Customer in the form designated by Level 3.

1.5 "Customer Premises" shall mean the location or locations occupied by Customer or its end users to which Service is delivered.

1.6 "Customer Welcome Letter" shall mean a written communication from Level 3 to Customer informing Customer of Level 3's acceptance of the Customer Order.

1.7 "Excused Outage" shall mean any outage, unavailability, delay or other degradation of Service related to, associated with or caused by scheduled maintenance events, Customer actions or inactions, Customer provided power or equipment, any third party, excluding any third party directly involved in the operation and maintenance of the Level 3 network but including, without limitation, Customer's end users, third party network providers, traffic exchange points controlled by third parties, or any power, equipment or services provided by third parties, or an event of force majeure as defined in Section 7.1.

1.8 "Facilities" shall mean any property owned or leased by Level 3 and used to deliver Service, including terminal and other equipment, wires, lines, ports, routers, switches, channel service units, data service units, cabinets, racks, private rooms and the like.

1.9 "Gateway" data center space owned or leased by Level 3 for the purpose of, among other things, locating and colocating communications equipment.

1.10 "Local Loop" shall mean the connection between Customer Premises and a Level 3 Gateway or other Facility.

1.11 "Off-Net" shall mean Service that originates from or terminates to any location that is not on the Level 3 network.

1.12 "On-Net" shall mean Service that originates from and terminates to a location that is on the Level 3 network.

1.13 "Service" shall mean any Level 3 service described in a Service Schedule and identified on a particular line item of a Customer Order.

1.14 "Service Commencement Date" shall mean the first to occur of (i) the date set forth in any Connection Notice, unless Customer notifies Level 3 that the Service is not functioning properly as provided in Section 3.1 (or, if two or more Services are designated as "bundled" or as having a "sibling relationship" in any Customer Order, the date set forth in the Connection Notice for all such Services); (ii) the date upon which Customer acknowledges that the Service has been installed and is functioning properly (in the event Customer first notifies Level 3 that the Service is not functioning properly as provided in Section 3.1); or (iii) the date Customer begins using the Service.

1.15 "Service Schedule" shall mean a schedule attached hereto, or signed between the parties from time to time and expressly incorporated into this Agreement, setting forth terms and conditions specific to a particular Service.

1.16 "Service Term" shall mean the duration of time (measured starting on the Service Commencement Date) for which Service is ordered, as specified in the Customer Order. The Service Term shall continue on a month-to-month basis after expiration of the stated Service Term, until terminated by either Level 3 or Customer upon thirty (30) days' prior written notice to the other.

                         ARTICLE 2. DELIVERY OF SERVICE

2.1 SUBMISSION OF CUSTOMER ORDER(S). To order any Service, Customer may submit a Customer Order requesting Service. Unless otherwise agreed, Customer is not obligated to submit Customer Orders. The Customer Order and its backup detail must include a description of the Service, the non-recurring charges and monthly recurring charges for Service and applicable Service Term.

2.2 ACCEPTANCE BY LEVEL 3. Upon receipt of a Customer Order, if Level 3 determines (in its sole discretion) to accept the Customer Order, Level 3 will deliver a Customer Welcome Letter for the requested Service (or some portion of the Services). Level 3 will become obligated to deliver ordered Service only if Level 3 has delivered a Customer Welcome Letter for the Service.

2.3 CREDIT APPROVAL AND DEPOSITS. Customer will provide Level 3 with credit information as requested, and delivery of Service is subject to credit approval. Level 3 may require Customer to make a deposit or deliver another form of security as a condition to Level 3's acceptance of any Customer Order, or as a condition to Level 3's continuation of Service. The deposit will be held by Level 3 as security for payment of Customer's charges. When Service to Customer is terminated, the amount of the deposit will be credited to Customer's account and any remaining credit balance will be refunded.

2.4 CUSTOMER PREMISES. Customer shall allow Level 3 access to the Customer Premises to the extent reasonably determined by Level 3 for the installation, inspection and scheduled or emergency maintenance of Facilities relating to

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the  Service.  Level 3 shall notify  Customer at least two (2) business  days in advance of any regularly scheduled maintenance that will require access to the Customer Premises or that may result in a material interruption of Service. Customer will be responsible for providing and maintaining, at its own expense, the level of power, heating and air conditioning necessary to maintain the proper environment for the Facilities on the Customer Premises. In the event Customer fails to do so, Customer shall reimburse Level 3 for the actual and reasonable cost of repairing or replacing any Facilities damaged or destroyed as a result of Customer's failure. Customer will provide a safe place to work and comply with all laws and regulations regarding the working conditions on the Customer Premises.

2.5 LEVEL 3 FACILITIES. Except as otherwise agreed, title to all Facilities shall remain with Level 3. Level 3 will provide and maintain the Facilities in good working order. Customer shall not, and shall not permit others to, rearrange, disconnect, remove, attempt to repair, or otherwise tamper with any Facilities, without the prior written consent of Level 3. The Facilities shall not be used for any purpose other than that for which Level 3 provides them. Customer shall not take any action that causes the imposition of any lien or encumbrance on the Facilities. In no event will Level 3 be liable to Customer or any other person for interruption of Service or for any other loss, cost or damage caused by or related to improper use or maintenance of the Facilities by Customer or any third party gaining access to the Facilities by Customer in violation of this Agreement, and Customer shall reimburse Level 3 for any damages incurred as a result thereof. Customer agrees (which agreement shall survive the expiration, termination or cancellation of any Customer Order) to allow Level 3 to remove the Facilities from the Customer Premises:

(A) after termination, expiration or cancellation of the Service Term of any Service in connection with which the Facilities were used; or

(B) for repair, replacement or otherwise as Level 3 may determine is necessary or desirable, but Level 3 will use reasonable efforts to minimize disruptions to the Service caused thereby.

2.6 CUSTOMER-PROVIDED EQUIPMENT. Level 3 may install certain Customer-provided communications equipment upon installation of Service, but Level 3 shall not be responsible for the operation or maintenance of any Customer-provided communication equipment. Level 3 undertakes no obligations and accepts no liability for the configuration, management, performance or any other issue relating to Customer's routers or other Customer-provided equipment used for access to or the exchange of traffic in connection with the Service.

                         ARTICLE 3. BILLING AND PAYMENT

3.1 COMMENCEMENT OF BILLING. Upon installation and testing of the Service ordered in any Customer Order, Level 3 will deliver to Customer a Connection Notice. Upon receipt of the Connection Notice, Customer shall have a period of seventy two (72) hours to confirm that the Service has been installed and is properly functioning. Unless Customer delivers written notice to Level 3 within such seventy two (72) hour period that the Service is not installed in accordance with the Customer Order and functioning properly, billing shall commence on the applicable Service Commencement Date, regardless of whether Customer has procured services from other carriers needed to operate the Service, and regardless of whether Customer is otherwise prepared to accept delivery of ordered Service.

3.2 CHARGES. The Customer Order will set forth the applicable non-recurring charges and recurring charges for the Service. Unless otherwise expressly specified in the Customer Order, any non-recurring charges shall be invoiced by Level 3 to Customer upon the Service Commencement Date. However, in the event such Service requires Level 3 to install additional infrastructure, cabling, electronics or other materials in the provision of the Service, such Customer Order may include (as specified therein) non-recurring charges that are payable by Customer in advance of the Service Commencement Date, as mutually agreed between the parties. In the event Customer fails to pay such non-recurring charges within the time period specified in the Customer Order, (i) such failure to pay shall constitute an Excused Outage for purposes of installation of the Service; (ii) Level 3 may issue a revised Customer Commit Date; and (iii) Level 3 may suspend installation of the Service until receipt of such non-recurring charges. If Customer requests and Level 3 approves (in its sole discretion) any changes to the Customer Order or Service after acceptance by Level 3, including, without limitation, the Service installation date or Service Commencement Date, additional non-recurring charges and/or monthly recurring charges not otherwise set forth in the Customer Order may apply.

3.3 PAYMENT OF INVOICES. Invoices are delivered monthly. Level 3 bills in advance for Service to be provided during the upcoming month, except for charges that are dependent upon usage of Service, which are billed in arrears. Billing for partial months is prorated based on a calendar month. All invoices are due thirty (30) days after the date of invoice. Unless otherwise specified on the particular invoice, all payments shall be due and payable in U.S. Dollars. Past due amounts bear interest at a rate of 1.5% per month (or the highest rate allowed by law, whichever is less) beginning from the date first due until paid in full.

3.4 TAXES AND FEES. All charges for Service are net of Applicable Taxes (as defined below). Except for taxes based on Level 3's net income, Customer will be responsible for all applicable taxes that arise in any jurisdiction, including, without limitation, value added, consumption, sales, use, gross receipts, excise, access, bypass, franchise or other taxes, fees, duties, charges or surcharges, however designated, imposed on, incident to, or based upon the provision, sale or use of the Service (collectively "Applicable Taxes"). If Customer is entitled to an exemption from any Applicable Taxes, Customer is responsible for presenting Level 3 with a valid exemption certificate (in a form reasonably acceptable to Level 3). Level 3 will give effect to any valid exemption certificate provided in accordance with the foregoing sentence to the extent it applies to any Service billed by Level 3 to Customer following Level 3's receipt of such exemption certificate.

3.5 REGULATORY AND LEGAL CHANGES. In the event of any change in applicable law, regulation, decision, rule or order that materially increases the costs or other terms of delivery of Service, Level 3 and Customer will negotiate regarding the rates to be charged to Customer to reflect such increase in cost and, in the event that the parties are unable to reach agreement respecting new rates within thirty (30) days after Level 3's delivery of written notice requesting renegotiation, then (a) Level 3 may pass such increased costs through to Customer, and (b) if Level 3 elects to pass such increased costs through to Customer, Customer may terminate the

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affected Service without  termination  liability by delivering written notice of termination no later than thirty (30) days after the effective date of the rate increase.

3.6 DISPUTED INVOICES. If Customer reasonably disputes any portion of a Level 3 invoice, Customer must pay the undisputed portion of the invoice and submit written notice of the claim (in a form reasonably requested by Level 3) for the disputed amount. All claims must be submitted to Level 3 in writing within sixty
(60) days from the date of the invoice for those Services. Customer waives the right to dispute any charges not disputed within such sixty (60) day period. In the event that the dispute is resolved against Customer, Customer shall pay such amounts plus interest at the rate referenced in Section 3.3.

3.7  TERMINATION CHARGES.

(A) Customer may cancel a Service following Level 3's acceptance of the applicable Customer Order and prior to the Customer Commit Date upon prior written notice to Level 3 (in a form reasonably requested by Level 3). In the event that Customer does so, or in the event that the delivery of such Service is terminated by Level 3 prior to delivery of a Connection Notice due to a failure of Customer to comply with the terms of this Agreement or any Customer Order, Customer shall pay Level 3 a cancellation charge equal to the sum of (1) in the case of Colocation Space, the costs incurred by Level 3 in returning the Colocation Space to a condition suitable for use by third parties, plus (2):

          (a) any third party cancellation/termination charges related to the installation and/or cancellation of Service;

         (b) the non-recurring charges (including any non-recurring charges that were waived by Level 3 at the time of the Customer Order) for the cancelled Service; and

         (c) as the case may be, (i) one (1) month's monthly recurring charges for the cancelled Service if written notice of cancellation is received by Level 3 more than five (5) business days prior to the Customer Commit Date, or (ii) three (3) month's monthly recurring charges for the cancelled Service if written notice of cancellation is received by Level 3 five (5) business days or less prior to the Customer Commit Date.

Customer's right to cancel any particular Service under this Section 3.7(A) shall automatically expire and shall no longer apply upon Level 3's delivery to Customer of a Connection Notice for such Service.

(B) In addition to Customer's right of cancellation under Section 3.7(A) above, Customer may terminate Service prior to the end of the Service Term upon thirty
(30) days' prior written notice to Level 3 (in a form reasonably requested by Level 3). In the event that, after either the Customer Commit Date or Customer's receipt of the Connection Notice for a particular Service (whichever occurs first) and prior to the end of the Service Term, Customer terminates Service or in the event that the delivery of Service is terminated due to a failure of Customer to comply with the terms of this Agreement or any Customer Order, Customer shall pay Level 3 a termination charge equal to the sum of (1) in the case of Colocation Space, the costs incurred by Level 3 in returning the Colocation Space to a condition suitable for use by third parties, plus (2):

         (a) any third party cancellation/termination charges related to the installation and/or termination of Service;

         (b) the non-recurring charges (including any non-recurring charges that were waived by Level 3 at the time of the Customer Order) for the cancelled Service, if not already paid; and

         (c) the percentage of the monthly recurring charges for the terminated Service calculated from the effective date of termination as (i) 100% of the remaining monthly recurring charges that would have been incurred for the Service for months 1-12 of the Service Term, plus (ii) 50% of the remaining monthly recurring charges that would have been incurred for the Service for months 13 through the end of the Service Term.

3.8 FRAUDULENT USE OF SERVICES. Customer is responsible for all charges attributable to Customer incurred respecting Service, even if incurred as the result of fraudulent or unauthorized use of Service; except Customer shall not be responsible for fraudulent or unauthorized use by Level 3 or its employees.

                         ARTICLE 4. TERM AND TERMINATION

4.1 TERM.

(A) This Agreement shall become effective on the Effective Date and shall continue for a period of two (2) years thereafter ("Agreement Term"), unless earlier terminated as provided herein. At the end of the initial Agreement Term, the Agreement Term shall automatically renew on a month-to-month basis until terminated by either party upon thirty (30) days' prior written notice to the other party.

(B) Except as otherwise set forth herein, Level 3 shall deliver the Service for the entire duration of the Service Term, and Customer shall pay all charges for delivery thereof through the end of the Service Term. To the extent that the Service Term for any Service extends beyond the Agreement Term, then this Agreement shall remain in full force and effect for such Service until the expiration or termination of such Service Term.

4.2 DEFAULT BY CUSTOMER. If (i) Customer makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; (ii) an involuntary petition in bankruptcy, other insolvency protection against Customer is filed and not dismissed within sixty (60) days; (iii) Customer fails to make any payment required hereunder when due, and such failure continues for a period of five (5) business days after written notice from Level 3, (iv) Customer fails to observe and perform any material term of this Agreement (other than payment terms) and such failure continues for a period of thirty (30) days after written notice from Level 3; or (v) Customer's use of Service materially exceeds Customer's credit limit, unless within one (1) business day's written notice thereof by Level 3, Customer provides adequate security for payment for Service; then Level 3 may: (A) terminate this Agreement and any Customer Order, in whole or in part, in which event Level 3 shall have no further duties or obligations thereunder, and/or (B) subject to Section 5.1, pursue any remedies Level 3 may have under this Agreement, at law or in equity.

4.3 DEFAULT BY LEVEL 3. If (i) Level 3 makes a general assignment for the benefit of its creditors, files a voluntary

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petition in  bankruptcy  or any petition or answer  seeking,  consenting  to, or
acquiescing   in   reorganization,    arrangement,    adjustment,   composition,
liquidation, dissolution or similar relief; (ii) an involuntary petition in bankruptcy, other insolvency protection against Level 3 is filed and not dismissed within sixty (60) days; or (iii) Level 3 fails to observe and perform any material term of this Agreement (other than as provided in Section 4.4 and Article 6) and such failure continues for a period of thirty (30) days after written notice from Customer; then Customer may: (A) terminate this Agreement and/or any Customer Order, in whole or in part, in which event Customer shall have no further duties or obligations thereunder, and/or (B) subject to Section 5.1, pursue any remedies Customer may have under this Agreement, at law or in equity.

4.4  OTHER RIGHTS OF TERMINATION.

(A) If Level 3's installation of Service is delayed for more than thirty (30) business days beyond the Customer Commit Date for reasons other than an Excused Outage, Customer may terminate and discontinue the affected Service upon written notice to Level 3 and without payment of any applicable termination charge; provided such written notice is delivered prior to Level 3 delivering to Customer the Connection Notice for the affected Service. This Section 4.4(A) shall not apply to any Off-Net Local Loop Service, including, without limitation, (3)LinkSM Metropolitan Private Line (Off-Net) Service, provisioned by Level 3 through a third party carrier for the benefit of Customer.

(B) Customer may terminate and discontinue affected Service prior to the end of the Service Term without payment of any applicable termination charge if: (i) such Service is Unavailable (as defined below) on two or more separate occasions of more than eight (8) hours each in any thirty (30) day period ("First Unavailability Event"); and (ii) following written notice thereof from Customer to Level 3 within the thirty (30) day period following the First Unavailability Event, the same Service is Unavailable for more than twelve (12) hours at any time within the ninety (90) day period following the First Unavailability Event. For purposes of the foregoing, "Unavailable" shall mean a total interruption in Service, except for any interruption that is an Excused Outage. The duration of any interruption will commence when Customer reports an outage to the Level 3 Customer Service and Support Organization (1-877-4LEVEL3) and will end when the Service is operative. Customer may only terminate Service that is Unavailable, and must exercise its right to terminate any affected Service under this Section, in writing, within thirty (30) days after the event giving rise to a right of termination hereunder. This Section 4.4(B) shall not apply to any Unprotected Service, including, without limitation, any Unprotected (3)LinkSM Private Line Service or (3)LinkSM Global Wavelength Service.

(C) In the event Customer elects to cancel the affected Service pursuant to this
Section 4.4, Customer shall have no right to, and Level 3 shall have no obligation to issue, any Service Level credit(s) for the discontinued Service.

                   ARTICLE 5. LIABILITIES AND INDEMNIFICATION

5.1 NO SPECIAL DAMAGES.  Notwithstanding  any other provision hereof (other than
Section 5.3), neither party shall be liable for any indirect, incidental, special, consequential, exemplary or punitive damages (including, without limitation, damages for lost profits, lost revenues or the cost of purchasing replacement services) arising out of the performance or failure to perform under any Customer Order. Nothing in this Agreement shall be construed as limiting the liability of either party for personal injury or death resulting from the negligence of a party or its employees.

5.2 DISCLAIMER OF WARRANTIES. LEVEL 3 MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, EXCEPT THOSE EXPRESSLY SET FORTH IN ANY APPLICABLE SERVICE LEVELS (as defined below).

5.3 INDEMNIFICATION. Each party shall indemnify the other from any claims by third parties and expenses (including legal fees and court costs) respecting damage to tangible property, personal injury or death caused by such party's negligence or willful misconduct.

                            ARTICLE 6. SERVICE LEVELS

6.1 SERVICE INTERRUPTIONS AND DELIVERY. Level 3 provides specific remedies regarding installation and performance of Service as set forth in the particular Service Schedule ("Service Levels"). In the event of a failure to deliver Service in accordance with the Service Levels, Customer's sole remedies are contained in (a) the Service Levels applicable (if any) to the affected Service, and (b) Section 4.4.

6.2 SERVICE LEVEL CREDITS. In the event Level 3 does not achieve a particular Service Level in a particular month, Level 3 will issue a credit to Customer as set forth in the applicable Service Schedule upon Customer's request. To request a credit, Customer must contact Level 3 Customer Service or deliver a written request (in a form reasonably requested by Level 3) pursuant to Section 7.4 within thirty (30) days of the end of the month for which a credit is requested. Level 3 Customer Service may be contacted by calling toll free in the U.S. 1-877-4LEVEL3 (1-877-453-8353) or such other numbers for Level 3 Customer Service in other countries as published on www.level3.com. In no event shall the total amount of credits issued to Customer per month exceed the non-recurring charges and monthly recurring charges invoiced to Customer for the affected Service for that month.

                            ARTICLE 7. GENERAL TERMS

7.1 FORCE MAJEURE. Neither party shall be liable, nor shall any credit allowance or other remedy be extended, for any failure of performance or equipment due to causes beyond such party's reasonable control ("force majeure event"). In the event Level 3 is unable to deliver Service as a result of a force majeure event, Customer shall not be obligated to pay Level 3 for the affected Service for so long as Level 3 is unable to deliver the affected Service.

7.2 ASSIGNMENT AND RESALE. Customer may not assign its rights and obligations under this Agreement or any Customer Order without the express prior written consent of Level 3, which will not be unreasonably withheld. This Agreement shall apply to any permitted transferees or assignees. Notwithstanding any assignment by Customer, Customer shall remain liable for the payment of all charges due under each Customer Order. Customer may resell the Service to third party "end users"; provided that Customer agrees to indemnify, defend and hold Level 3 harmless from claims made against Level 3 by such end users.

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7.3  AFFILIATES.

(A) If a Customer Order requires the provision of Service to Customer in a country other than the country within which this Agreement has been executed, such Service may be provided to Customer by an Affiliate of Level 3 authorized to provide such Service in such country. If a Customer Order requires the delivery of Service in a jurisdiction where, in order for such Customer Order to be enforceable against the parties, additional terms must be added, then the parties shall incorporate such terms into the Customer Order (preserving, to the fullest extent possible, the terms of this Agreement).

(B) The parties acknowledge and agree that Customer's Affiliates may purchase Service under this Agreement; provided, however, any such Customer Affiliate purchasing Service hereunder agrees that such Service is provided pursuant to and governed by the terms and conditions of this Agreement. Customer shall be jointly and severally liable for all claims and liabilities arising under this Agreement related to Service ordered by any Customer Affiliate, and any event of default under this Agreement by any Customer Affiliate shall also be deemed an event of default by Customer. Any reference to Customer in this Agreement with respect to Service ordered by a Customer Affiliate shall be deemed a reference to the applicable Customer Affiliate.

(C) Notwithstanding anything in this Agreement to the contrary, either party may provide a copy of this Agreement to its Affiliate or such other party's Affiliate for purposes of this Section 7.3, without notice to, or consent of, the other party.

7.4 NOTICES. Notices hereunder shall be deemed properly given when delivered, if delivered in person, or when sent via facsimile, overnight courier, electronic mail (if an e-mail address is provided below) or when deposited with the U.S. Postal Service (or other applicable postal delivery service), addressed as follows:

         IF TO LEVEL 3:

         For billing inquiries/disputes, requests for Service Level credits and/or requests for disconnection of Service (for other than default):

                  Level 3 Communications, LLC
                  1025 Eldorado Blvd.
                  Broomfield, Colorado  80021
                  Attn: Director, Billing
                  Facsimile:  (877) 460-9867
                  E-mail: billing@level3.com

         For all other notices:

                  Level 3 Communications, LLC
                  1025 Eldorado Blvd.
                  Broomfield, Colorado  80021
                  Attn: General Counsel
                  Facsimile:  (720) 888-5128

         IF TO CUSTOMER:
                  eAcceleration, Corp.
                  1050 NE Hostmark St.  100B
                  Poulsbo, WA  98370
                  Facsimile ((360) 598-2450

or at such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Notwithstanding the foregoing, any notices delivered by Level 3 to Customer in the normal course of provisioning of Service hereunder shall be deemed properly given if delivered via any of the methods described above or via electronic mail to the address listed on any Customer Order.

7.5 APPLICATION OF TARIFFS. Level 3 may elect or be required to file with the appropriate regulatory agency tariffs respecting the delivery of certain Service. In the event that such tariffs are filed respecting Service ordered by Customer, then (to the extent such provisions are not inconsistent with the terms of a Customer Order) the terms set forth in the applicable tariff shall govern Level 3's delivery of, and Customer's consumption or use of, such Service.

7.6 ACCEPTABLE USE POLICY. Customer's use of Service shall at all times comply with Level 3's then-current Acceptable Use Policy and Privacy Policy, as amended by Level 3 and communicated in writing to Customer from time to time and which are also available through Level 3's web site at www.level3.com. Level 3 will notify Customer of complaints received by Level 3 regarding each incident of alleged violation of Level 3's Acceptable Use Policy by Customer or third parties that have gained access to the Service through Customer. Customer agrees that it will promptly investigate all such complaints and take all necessary actions to remedy any actual violations of Level 3's Acceptable Use Policy. Level 3 may identify to the complainant that Customer, or a third party that gained access to the Service through Customer, is investigating the complaint and may provide the complainant with the necessary information to contact Customer directly to resolve the complaint. Customer shall identify a representative for the purposes of receiving such communications. Level 3 reserves the right to install and use, or to have Customer install and use, any appropriate devices to prevent violations of its Acceptable Use Policy, including devices designed to filter or terminate access to Service.

7.7 DATA PROTECTION. During the performance of this Agreement, it may be necessary for Level 3 to transfer, process and store data in and to the United States. Customer hereby consents that Level 3 may (i) transfer, store and process such data in the United States; and (ii) use such data for its own internal purposes and as allowed by law. This data will not be disclosed to third parties.

7.8   CONTENTS  OF   COMMUNICATIONS.   Level  3  shall  have  no   liability  or
responsibility for the content of any communications transmitted via the Service, and Customer shall defend, indemnify and hold Level 3 harmless from any and all claims (including claims by governmental entities seeking to impose penal sanctions) related to such content or for claims by third parties relating to Customer's use of Service. Level 3 provides only access to the Internet; Level 3 does not operate or control the information, services, opinions or other content of the Internet. Customer agrees that it shall make no claim whatsoever against Level 3 relating to the content of the Internet or respecting any information, product, service or software ordered through or provided by virtue of the Internet.

7.9 PUBLICITY. Neither party shall have the right to use the other party's or its affiliates' trademarks, service marks or trade names or to otherwise refer to the other party in any marketing, promotional or advertising materials or activities. Neither party shall issue any publication or press release relating to any contractual relationship between Level 3 and Customer, except as may be required by law or agreed between the parties in writing.

7.10 NON-DISCLOSURE. Any information or documentation disclosed between the parties during the performance of this Agreement shall be subject to the terms and conditions of the applicable non-disclosure agreement then in effect between the parties.

7.11 DISCLOSURE OF CUSTOMER INFORMATION. Level 3 reserves the right to provide any customer or potential customer bound by a nondisclosure agreement access to a list of Level 3's customers and a description of Service purchased by such customers. Customer consents to such disclosure, including the listing of Customer's name and Service purchased by Customer (financial terms relating to the purchase shall not be disclosed).

7.12  GOVERNING  LAW.   This  Agreement  shall  be  governed  and  construed  in
accordance with the laws of the State of Colorado, U.S.A., without regard to its choice of law rules.

7.13 ENTIRE AGREEMENT. This Agreement, including any Service Schedule(s) and Customer Order(s) executed hereunder, constitutes the entire and final agreement and understanding between the parties with respect to the Service and supersedes all prior agreements relating to the Service, which are of no further force or effect. The Service Schedules attached hereto are listed below:

Service Schedule- (3)ConnectSM Modem Service
Service Schedule- (3)LinkSM Cross Connect Service and
                     Mondo Condo Fiber Link Service

and are integral parts hereof and are hereby made a part of this Agreement.

7.14 AMENDMENT. This Agreement, and any Service Schedule or Customer Order, may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party. Without limiting the generality of the foregoing, any handwritten changes to a Customer Order shall be void unless acknowledged and approved in writing by a duly authorized representative of each party.

7.15 ORDER OF PRECEDENCE. In the event of any conflict between this Agreement and the terms and conditions of any Service Schedule and/or Customer Order, the order of precedence is as follows: (1) the Service Schedule, (2) this Agreement, and (3) the Customer Order.

7.16 SURVIVAL. The provisions of this Article 7 and Articles 3, 5 and 6 and any other provisions of this Agreement that by their nature are meant to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

7.17 RELATIONSHIP OF THE PARTIES. The relationship between Customer and Level 3 shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including , without limitation, for federal income tax purposes.

7.18 NO WAIVER. No failure by either party to enforce any right(s) hereunder shall constitute a waiver of such right(s).

7.19 SEVERABILITY. If any provision of this Agreement shall be declared invalid or unenforceable under applicable law, said provision shall be ineffective only to the extent of such declaration and shall not affect the remaining provisions of this Agreement. In the event that a material and fundamental provision of this Agreement is declared invalid or unenforceable under applicable law, the parties shall negotiate in good faith respecting an amendment hereto that would preserve, to the fullest extent possible, the respective benefits and burdens imposed on each party under this Agreement as originally executed.

7.20 JOINT PRODUCT. The parties acknowledge that this Agreement is the joint work product of the parties. Accordingly, in the event of ambiguities in this Agreement, no inferences shall be drawn against either party on the basis of authorship of this Agreement.

7.21 THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any thirty party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.22 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

[Signatures on next Page ]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.



LEVEL 3 COMMUNICATIONS, LLC ("Level 3") eACCELERATION, CORPORATION  ("Customer")


By     /s/ Samantha Trimble             By     /s/ Clint Ballard
   --------------------------------        -------------------------------------
Name   Samantha Trimble                 Name     Clint Ballard
     ------------------------------          -----------------------------------

Title  VP Legal                         Title    President and CEO
      -----------------------------          -----------------------------------

Date   7  August  03                    Date     4-21-03
     ------------------------------          -----------------------------------